NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788
STRATUS PROPERTIES INC. REPORTS
YEAR ENDED DECEMBER 31, 2016 RESULTS

HIGHLIGHTS

•
Stratus' Board of Directors (the Board) declared a special cash dividend of $1.00 per share payable April 18, 2017, to stockholders of record on March 31, 2017. The dividend was declared after the Board’s consideration of the results of the recent The Oaks at Lakeway sale and in connection with the Board's decision to conclude its previously announced formal review of strategic alternatives. Stratus will continue its successful program of actively developing its properties and strategically marketing and selling developed assets at appropriate times.

•
As the formal strategic review process has concluded, the Board decided to allow Stratus' stockholder rights plan to expire in accordance with its terms on March 9, 2017. In addition, Stratus' management will hold quarterly earnings conference calls beginning with Stratus' release of results for the first quarter of 2017.

•
In February 2017, Stratus completed the sale of The Oaks at Lakeway for $114.0 million in cash. Net cash proceeds were $50.8 million. Stratus used a portion of these net cash proceeds to pay indebtedness outstanding under its credit facility with Comerica Bank, which resulted in Stratus having only project-specific debt outstanding with minimal scheduled maturities in 2017. In connection with the sale, Stratus entered into three master leases with the purchaser requiring Stratus to make monthly payments of approximately $170,000, which will decline over time until leasing at The Oaks at Lakeway is complete and all leases are assigned to the purchaser, which is projected to occur by February 2019.

•
The initial 236-unit phase of Stratus' Santal multi-family project in Barton Creek Section N was completed within budget in August 2016. As of February 28, 2017, 210 units were leased, contributing to an increase in Stratus' commercial leasing revenue in 2016. Construction of the second 212-unit phase is expected to commence by mid-2017.

•	Stratus' HEB grocery-anchored retail projects in Killeen and Magnolia, Texas are progressing, with the related HEB stores presently expected to open in April 2017 and early 2019, respectively.

•
Stratus' Lantana Place mixed-use development project, comprised of approximately 320,000 square feet of retail, hotel and office uses, is fully designed and permitted, and subject to obtaining construction financing, Stratus expects to begin construction in the second quarter of 2017.

•
Stratus has secured final building permits for The St. Mary, a 240-unit multi-family development in the Circle C community, and intends to either sell the shovel-ready site or, subject to obtaining construction financing, commence construction by the end of 2017.

•
Construction of the first 5 of 20 townhomes at the Villas at Amarra Drive project (the Amarra Villas) in Barton Creek is nearing completion. As of February 28, 2017, one townhome, for which construction has not begun, was under contract.

•
Sales of 26 lots in Barton Creek and Circle C were closed for a total of $10.2 million during 2016, compared with 29 lots for a total of $12.3 million during 2015. In 2017, 9 lots either have closed or are under contract for a total of $4.0 million through February 28, 2017. Lot inventory available for sale at Barton Creek (excluding the Amarra Villas) and Circle C totaled 57 and 7 lots, respectively, at February 28, 2017. These lots are actively being marketed for sale.

•
Stratus' cumulative total stockholder return over the five years ended December 31, 2016, of 319 percent exceeded comparable returns for the S&P 500 index, the Dow Jones U.S. Real Estate Index and a custom group of peer real estate related companies by wide margins.

•
Net loss attributable to common stockholders totaled $(6.0) million, $(0.74) per share, for 2016, reflecting higher interest costs, and expenses associated with Stratus' successful proxy contest and review of strategic alternatives. Net income attributable to common stockholders totaled $12.2 million, $1.51 per share, for 2015.

•
Stratus’ consolidated debt at December 31, 2016, totaled $291.1 million. On a pro forma basis after giving consideration to the use of proceeds from the sale of The Oaks at Lakeway, Stratus' consolidated debt at December 31, 2016, was reduced to $186.6 million, consisting of approximately 82 percent fixed-rate debt, with an average interest rate of 5.5 percent, and 18 percent variable-rate debt, with an average interest rate of 3.0 percent. As of February 28, 2017, no amounts were drawn on Stratus' $45 million revolving credit facility.

•
Between September 2016 and January 2017, Stratus received proceeds totaling $13.9 million from Travis County municipal utility districts (MUDs) as reimbursement of infrastructure costs incurred in its development of Section N in Barton Creek. Stratus anticipates receiving additional reimbursements of these costs from MUDs of approximately $10 million in late 2017 or early 2018.

AUSTIN, TX, March 16, 2017 - Stratus Properties Inc.'s (NASDAQ: STRS) EBITDA (earnings before interest, taxes, depreciation and amortization) totaled $8.7 million for 2016, compared with $32.3 million for 2015. Stratus' net (loss) income attributable to common stockholders totaled $(6.0) million, $(0.74) per share, for 2016, compared with $12.2 million, $1.51 per share, for 2015. Results for 2016 reflected higher interest expense on increased borrowings and higher interest rates associated with Stratus' refinancing of the W Austin Hotel & Residences and construction loans to support Stratus' development projects and an increase in general and administrative expenses associated with Stratus’ successful proxy contest and review of strategic alternatives. Results for 2015 included a gain of $20.7 million ($10.8 million to net income attributable to common stockholders) on the sales of Parkside Village and 5700 Slaughter. Stratus’ results also reflected special items detailed in the Summary Financial Results table below, including, for 2015, income of $3.2 million, $0.40 per share, associated with a previously deferred gain on the 2012 sale of 7500 Rialto.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “Our achievements during 2016 and early 2017 continue to evidence value creation and the strength of our company’s strategy, with our recent sale of The Oaks at Lakeway and our progress on development and leasing across many fronts. Our first phase of Santal was built within budget and is almost 90 percent leased, increasing our commercial leasing revenue in 2016, with the second phase scheduled to commence in the second quarter. Our HEB grocery-anchored retail developments in Killeen and Magnolia are progressing according to schedule, construction of the first 5 of 20 homes in our Amarra Villas project in Barton Creek is almost complete, and we expect to begin construction on our Lantana Place mixed-use development project in the second quarter of 2017. With our active development pipeline, our team is highly focused on enhancing the value of our properties in a cost-effective manner."

Summary Financial Results.

	Years Ended December 31,
	2016		2015
	(In Thousands, Except Per Share Amounts)
Revenues	$80,341		$80,871
Operating income	1,177		25,732	[a,b]
(Loss) income from continuing operations	(5,999)	[c]	14,377	[a,b]
Income from discontinued operations, net of taxes	—		3,218	[d]
Net (loss) income	(5,999)	[c]	17,595	[a,b,d]
Net income attributable to noncontrolling interests in subsidiaries	—		(5,418)
Net (loss) income attributable to common stockholders	(5,999)	[c]	12,177	[a,b,d]

EBITDA[e]	$8,712		$32,343

Diluted net (loss) income per share attributable to Stratus common stockholders:
Continuing operations	$(0.74)	[c]	$1.11	[a,b]
Discontinued operations	—		0.40	[d]
Diluted net (loss) income per share attributable to common stockholders	$(0.74)		$1.51

Diluted weighted average shares of common stock outstanding	8,089		8,091

a.	Includes a gain of $0.6 million ($0.4 million to net income attributable to common stockholders or $0.05 per share) associated with the sale of a tract of undeveloped land.

b.	Includes a gain of $20.7 million ($10.8 million to net income attributable to common stockholders or $1.34 per share) associated with the sales of Parkside Village and 5700 Slaughter.

c.
Includes a loss on early extinguishment of debt totaling $0.8 million ($0.5 million to net loss attributable to common stockholders or $0.06 per share) associated with prepayment of the Bank of America loan in connection with the refinancing of the W Austin Hotel & Residences in January 2016.

d.
Represents recognition of a previously deferred gain totaling $5.0 million ($3.2 million to net income attributable to common stockholders or $0.40 per share) associated with the 2012 sale of 7500 Rialto.

e.	For additional information, refer to the supplemental schedule, "EBITDA", on page V.

Conclusion of Formal Review of Strategic Alternatives. In April 2016, Stratus announced that its Board of Directors authorized management to explore a full range of strategic alternatives to enhance value for stockholders, including, but not limited to, a sale of Stratus, a sale of certain of its core assets, a share repurchase program, and continuing its long-term plans to develop the value of its properties. After conducting a thorough process of evaluating seven financial advisors suggested by the Board, and full Board in-person interviews of three finalists, Stratus engaged Hentschel & Company, a premier boutique investment banking advisory firm focused on the real estate industry, as financial advisor in connection with the review of strategic alternatives. With Hentschel, Stratus engaged in an extensive process approaching 105 potential transaction parties including public, private, domestic and foreign investors, of which 24 executed nondisclosure agreements and were provided access to a data room. There were no restrictions on the form or nature of the transaction to be proposed, no price or form of consideration requirements, and no requirements concerning retention or compensation of management. Stratus and its financial advisor engaged in meetings, discussions and negotiations with many of these participants, 10 of whom submitted written or verbal indications of interest. None of the participants ultimately sustained an indication of interest in acquiring the entire company at a price per share at or above Stratus' recent trading prices. The Board, in consultation with its financial advisor, determined that the indications of interest would not at this time provide adequate value to stockholders. Accordingly, the formal strategic review process has concluded; however, Stratus' Board will continue to review the strategic direction of the company, and remains open to considering proposals that will provide value to Stratus' stockholders.
Active Development Plan. Stratus will continue its successful program of actively developing its properties and strategically marketing and selling developed assets at appropriate times. As discussed further below, Stratus completed the sales of (i) The Oaks at Lakeway for $114.0 million in cash and (ii) Stratus' 3,085-square-foot bank building in Barton Creek Village and an adjacent undeveloped 4.1 acre tract of land for $3.1 million in cash in February 2017. In addition, Stratus (i) continues to advance its development projects and plans, including its HEB grocery-anchored retail projects in Killeen and Magnolia, (ii) has secured permits for and expects to break ground by mid-2017 on the second 212-unit phase of the Santal multi-family project in Barton Creek Section N, (iii) subject to obtaining construction financing, expects to begin construction of Lantana Place, a mixed-use development project comprised of approximately 320,000 square feet of retail, hotel and office uses in second-quarter 2017, (iv) has secured final building permits for The St. Mary, a 240-unit multi-family development in the Circle C community, and intends to either sell the shovel-ready site or, subject to obtaining construction financing, commence construction, by the end of 2017, (v) continues to market its completed single-family homesites in Barton Creek and Circle C, (vi) has leased approximately 90 percent of the first phase of its Santal multi-family units as of February 28, 2017; and (vii) is nearing completion of construction of the first 5 of the 20 townhomes in its Amarra Villas project in Barton Creek. In July 2015, Stratus completed the sales of its Austin-area Parkside Village and 5700 Slaughter commercial properties, both located in the Circle C community, for $32.5 million and $12.5 million, respectively.

Sale of The Oaks at Lakeway. On February 15, 2017, Stratus completed the sale of The Oaks at Lakeway for $114.0 million in cash. Stratus believes the sale provides strong evidence of the value created by its strategy, including its grocery-anchored retail development program.

Net cash proceeds totaled $50.8 million after payment of transaction expenses, a net profits participation payment due to HEB Grocery Company, L.P. (HEB), and payoff of the balance of the related construction loan. Stratus used a portion of these net cash proceeds to pay indebtedness outstanding under its credit facility with Comerica Bank, which resulted in Stratus having only project-specific debt outstanding, which as of February 28, 2017, included the following:

•	$148.0 million under the non-recourse Goldman Sachs loan for the refinance of the W Austin Hotel & Residences in January 2016;

•	$32.0 million under the construction loan to fund the development and construction of the first phase of the Santal multi-family development in Section N of Barton Creek;

•	$5.6 million under the term loan with PlainsCapital Bank secured by assets at Barton Creek Village; and

•	$4.6 million under the stand-alone revolving credit facility with Comerica Bank to fund the construction and development of the Amarra Villas.

The Oaks at Lakeway is an HEB-anchored retail project planned for 236,739 square feet of commercial space and is located in Lakeway, Texas in the Lake Travis community. The project, which was 100 percent owned by Stratus, was developed on tracts acquired by Stratus between May 2013 and September 2014. The sale excluded 34.7 acres of undeveloped property, which is zoned for residential, hotel and civic uses.

The parties entered into three master lease agreements at closing: (1) one covering unleased in-line retail space, with a 5-year term, (2) one covering four unleased pad sites, three of which have 10-year terms, and one of which has a 15-year term, and (3) one covering the hotel pad with a 99-year term. The hotel pad is currently leased and the master hotel lease will become effective only if the current hotel lessee defaults prior to completion of the hotel. As specified conditions are met, primarily consisting of the tenant executing a lease, commencing payment of rent and taking occupancy, leases will be assigned to the purchaser and the corresponding property will be removed from the master lease, reducing Stratus' master lease payment obligation. Stratus projects that its master lease payment obligation will approximate $170,000 per month and will decline over time until leasing is complete and all leases are assigned to the purchaser, which is projected to occur by February 2019. To secure its obligations under the master leases, Stratus provided a $1.5 million irrevocable letter of credit with a three-year term.

With respect to the master leases, if Stratus is not successful in leasing unleased space as projected, or tenants currently paying rent default prior to their leases being assigned to the purchaser, Stratus would be responsible for the attributable lease payments to the purchaser through the earlier of (1) the time alternative lease arrangements can be made and the lease is assigned to the purchaser and (2) the end of the term of the applicable master lease.

As a result of Stratus' continuing involvement under the master lease agreements with the purchaser, the transaction does not qualify as a sale under generally accepted accounting principles in the United States. Accordingly, a deferred gain will be recorded in other liabilities and will be reduced by payments made under the master lease agreements. All or a portion of the deferred gain may be recognized in future periods when Stratus' continuing involvement ends or the maximum exposure under the master leases is less than the deferred gain.

Progress on Other Development Projects. Construction of the first 5 of 20 townhomes at Amarra Villas in Barton Creek commenced in March 2016 and is nearing completion. The townhomes average approximately 4,400 square feet and are being marketed as "lock and leave" properties, with golf course access and cart garages. Construction of the remaining townhomes will proceed in series after the first five and subsequent units are completed and sold. As of February 28, 2017, one townhome, for which construction has not begun, was under contract.

The Santal multi-family project, a garden-style 236-unit apartment complex, was completed within budget in August 2016. As of February 28, 2017, 210 units were leased, contributing to an increase in Stratus' commercial leasing revenue in 2016. Construction of the second 212-unit phase is expected to commence by mid-2017. This multi-family unit portfolio in Barton Creek Section N is expected to be methodically developed and strategically marketed for sale. The portfolio is fully entitled and has committed utility capacity for full buildout.

Stratus has completed the planning, engineering, and permitting for the regional water, wastewater, drainage and roadway infrastructure necessary for the development of Barton Creek Section N.

Construction of a water treatment plant, linear utility construction, drainage facilities, Tecoma Boulevard and a regional wastewater treatment plant have been completed. These infrastructure facilities, essential for development of Section N and Sections K, L and O, reflect a total infrastructure investment to date of $40.0 million, of which approximately $29.5 million has been reimbursed or is eligible for reimbursement by Travis County MUDs. As of February 28, 2017, Stratus has received cumulative reimbursements of these costs from Travis County MUDs of $17.8 million, $12.3 million of which was received in September 2016 and $1.6 million of which was received in January 2017. Stratus expects to receive additional reimbursements of these costs from MUDs of approximately $10 million in late 2017 or early 2018.

Stratus’ HEB grocery-anchored retail developments in Killeen and Magnolia, Texas are progressing on schedule and are expected to be developed, marketed and sold. Construction of the West Killeen Market project began in August 2016, and the HEB store is scheduled to open in April 2017. The HEB store at the Magnolia location is presently expected to open in early 2019.

Lantana Place, a mixed-use development project, comprised of approximately 320,000 square feet of retail, hotel and office uses, is fully designed and permitted, and subject to obtaining construction financing, Stratus expects to begin construction in the second quarter of 2017.

Stratus believes that Austin and surrounding sub-markets continue to be desirable locations. Many of Stratus' developments are in locations where development approvals have historically been subject to regulatory constraints, which has made it difficult to obtain entitlements. Stratus' Austin assets are highly entitled and now have utility capacity for full buildout. As a result, Stratus believes that through strategic planning, development and marketing it can maximize and fully realize their value. These development plans require significant additional capital, and may be pursued through joint ventures or other means.

Stockholder Return. The cumulative total stockholder return on Stratus' common stock over the five years ending December 31, 2016, of 319 percent exceeded comparable returns for the S&P 500 Index (98 percent), the Dow Jones U.S. Real Estate Index (69 percent) and a custom group of peer real estate-related companies (85 percent). This comparison, which is included in Stratus' Annual Report on Form 10-K filed today with the Securities and Exchange Commission, assumes $100.00 invested at December 31, 2011, with all dividends reinvested. The stock price performance is not necessarily indicative of future performance.

Capital Expenditures. Expenditures for purchases and development of real estate properties totaled $14.6 million for 2016, primarily reflecting development costs for Stratus' Barton Creek properties. Stratus also had commercial leasing capital expenditures of $26.8 million for 2016 primarily associated with the advancement of the Santal multi-family and The Oaks at Lakeway retail projects.

Operating Results. Revenue from the Hotel segment totaled $40.7 million for 2016, compared with $41.7 million for 2015. Hotel revenue reflects the results of operations for the W Austin Hotel, and primarily includes revenue from room reservations and food and beverage sales. The 251-room hotel, which Stratus believes sets the standard for contemporary luxury in downtown Austin, is managed by Starwood Hotels & Resorts Worldwide, Inc. Lower hotel revenues for 2016, compared with 2015, primarily reflects decreased room revenue resulting from lower REVPAR. REVPAR, which is calculated by dividing total room revenue by the average total rooms available during the year, was $259 for 2016, compared with $279 for 2015. In 2015 and 2016, 2,656 new hotel rooms were added to the Austin hotel market, and another 1,662 rooms are expected to be added during 2017. The increase in supply of hotel rooms is expected to cause hotel revenue to decline further in 2017.

Revenue from the Entertainment segment totaled $19.7 million for 2016, compared with $19.8 million for 2015. Entertainment revenue primarily reflects the results of operations for Austin City Limits Live at the Moody Theater (ACL Live), including ticket sales, revenue from private events, sponsorships, personal seat license sales and suite sales, and sales of concessions and merchandise. ACL Live hosted 223 events during 2016, compared with 210 events during 2015. ACL Live currently has events booked through April 2018. Entertainment revenue also reflects revenues associated with events hosted at venues other than ACL Live, including 3TEN ACL Live (which opened in March 2016 on the site of the W Austin Hotel & Residences), and production of recorded content for artists performing at ACL Live or 3TEN ACL Live, as well as the results of the Stageside Productions joint venture with Pedernales Entertainment LLC. Revenues from the Entertainment segment will vary from period to period as a result of factors such as the price of tickets and number of tickets sold, as well as the number and type of events.

Revenue from the Real Estate Operations segment totaled $10.8 million for 2016, compared with $14.3 million for 2015. Stratus' lot sales for the 2016 and 2015 periods included the following (dollars in thousands):

	Years Ended December 31,
	2016			2015
	Lots	Revenues	Average Cost per Lot	Lots	Revenues	Average Cost per Lot
Barton Creek
Amarra Drive:
Phase II Lots	1	$550	$190	—	$—	$—
Phase III Lots	6	4,408	338	10	6,955	334

Circle C
Meridian	19	5,265	156	19	5,365	160

Total Residential	26	$10,223		29	$12,320
The decrease in lot sales revenues for 2016 primarily resulted from a decrease in Amarra Drive Phase III lot sales. Recently, sales of Stratus’ higher priced Amarra Drive lots have been slower than sales of its Circle C Meridian lots, which Stratus believes reflects national sales trends, and Stratus continues to have significant inventory in developed Amarra Drive lots. As of December 31, 2016, 12 Meridian lots, 13 Amarra Drive Phase II lots and 48 Amarra Drive Phase III lots remain available for sale. During January 2017, Stratus sold one Amarra Drive Phase III lot and two Meridian lots and as of February 28, 2017, three Amarra Drive Phase III lots and three Meridian lots were under contract.

Rental revenue from the Commercial Leasing segment totaled $10.4 million for 2016, compared with $6.2 million for 2015. Rental revenue primarily reflects revenue from The Oaks at Lakeway, which was sold in February 2017, the office and retail space at the W Austin Hotel & Residences, Barton Creek Village, the Santal multi-family project and Parkside Village and 5700 Slaughter, which were both sold in 2015. The increase in rental revenue in 2016, compared with 2015, primarily reflects rental revenues from The Oaks at Lakeway and the Santal multi-family project, partially offset by a decrease related to the sales of Parkside Village and 5700 Slaughter, which Stratus completed in July 2015. Rental revenues are expected to be lower in 2017 as a result of the sale of The Oaks at Lakeway and the bank building in in Barton Creek Village in February 2017.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, and including projects in certain other select markets in Texas.

____________________________

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' active development plan, and projections or expectations related to operational and financial performance or liquidity, reimbursements for infrastructure costs, financing and regulatory matters, development plans and sales of properties, commercial leasing activities, timeframes for development, construction and completion of Stratus’ projects, capital expenditures, possible joint venture arrangements, Stratus' projections with respect to its obligations under the master lease agreements entered into in connection with the sale of The Oaks at Lakeway, other plans and objectives of management for future operations and activities, and future dividend payments. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements. Under Stratus’ loan agreement with Comerica Bank, Stratus is not permitted to pay dividends on common stock without Comerica’s prior written consent, which was obtained in connection with the special dividend, but not required to be granted by Comerica in the future. The declaration of dividends is at the discretion of Stratus’ Board of Directors (Board), subject to restrictions under Stratus’ loan agreement with Comerica Bank, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its Board of Directors considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for Stratus' developments or such customers’ failure to satisfy their purchase commitments, Stratus' ability to secure qualifying tenants for the space subject to the master lease agreements entered into in connection with the sale of The Oaks at Lakeway and to assign such leases to the purchaser and remove the corresponding property from the master leases, increases in interest rates, declines in the market value of Stratus’ assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2016.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, www.stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Years Ended December 31,
	2016	2015
Revenues:
Hotel	$40,418	$41,346
Entertainment	19,522	19,607
Real estate operations	10,719	14,277
Commercial leasing	9,682	5,641
Total revenues	80,341	80,871
Cost of sales:
Hotel	29,090	30,702
Entertainment	15,223	15,169
Real estate operations	9,702	10,425
Commercial leasing	4,903	2,772
Depreciation	8,082	8,743
Total cost of sales	67,000	67,811
General and administrative expenses	12,164	8,057
Gain on sales of assets	—	(20,729)	[a]
Total	79,164	55,139
Operating income	1,177	25,732
Interest expense, net	(9,408)	(4,065)
Gain (loss) on interest rate derivative instruments	218	(724)
Loss on early extinguishment of debt	(837)	—
Other income, net	21	309
(Loss) income before income taxes and equity in unconsolidated affiliates' income (loss)	(8,829)	21,252
Equity in unconsolidated affiliates' income (loss)	51	(1,299)
Benefit from (provision for) income taxes	2,779	(5,576)
(Loss) income from continuing operations	(5,999)	14,377
Income from discontinued operations, net of taxes	—	3,218
Net (loss) income	(5,999)	17,595
Net income attributable to noncontrolling interests in subsidiaries	—	(5,418)
Net (loss) income attributable to common stockholders	$(5,999)	$12,177

Basic and diluted net (loss) income per share attributable to common stockholders:
Continuing operations	$(0.74)	$1.11
Discontinued operations	—	0.40
Basic and diluted net (loss) income per share attributable to common stockholders	$(0.74)	$1.51

Weighted average shares of common stock outstanding:
Basic	8,089	8,058
Diluted	8,089	8,091

a.	On July 2, 2015, Stratus completed the sales of Parkside Village and 5700 Slaughter.

I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$13,597	$17,036
Restricted cash	11,892	8,731
Real estate held for sale	21,236	25,944
Real estate under development	111,373	139,171
Land available for development	19,153	23,397
Real estate held for investment, net	239,719	186,626
Deferred tax assets	17,223	15,329
Other assets	17,982	13,871
Total assets	$452,175	$430,105

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$6,734	$14,182
Accrued liabilities, including taxes	13,240	10,356
Debt	291,102	260,592
Other liabilities	10,073	8,301
Total liabilities	321,149	293,431

Commitments and contingencies

Equity:
Stratus stockholders' equity:
Common stock	92	91
Capital in excess of par value of common stock	192,762	192,122
Accumulated deficit	(41,143)	(35,144)
Common stock held in treasury	(20,760)	(20,470)
Total stockholders' equity	130,951	136,599
Noncontrolling interests in subsidiaries	75	75
Total equity	131,026	136,674
Total liabilities and equity	$452,175	$430,105

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2016	2015
Cash flow from operating activities:
Net (loss) income	$(5,999)	$17,595
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	8,082	8,743
Cost of real estate sold	4,899	6,465
Gain on sale of 7500 Rialto, net of tax	—	(3,218)
Gain on sales of assets	—	(20,729)
(Gain) loss on interest rate derivative contracts	(218)	724
Loss on early extinguishment of debt	837	—
Debt issuance cost amortization and stock-based compensation	1,681	1,436
Equity in unconsolidated affiliates' (income) loss	(51)	1,299
Deposits	584	450
Deferred income taxes	(1,894)	2,118
Purchases and development of real estate properties	(14,575)	(26,237)
Municipal utility districts reimbursement	12,302	5,307
Increase in other assets	(6,211)	(2,983)
(Decrease) increase in accounts payable, accrued liabilities and other	(3,157)	7,240
Net cash used in operating activities	(3,720)	(1,790)

Cash flow from investing activities:
Capital expenditures	(28,215)	(55,178)
Net proceeds from sales of assets	—	43,266
Investment in unconsolidated affiliates	(32)	(678)
Net cash used in investing activities	(28,247)	(12,590)

Cash flow from financing activities:
Borrowings from credit facility	32,969	42,326
Payments on credit facility	(19,573)	(32,263)
Borrowings from project loans	179,957	99,670
Payments on project and term loans	(163,120)	(43,096)
Purchase of noncontrolling interest	—	(61,991)
Stock-based awards net (payments) proceeds, including excess tax benefit	(368)	1,634
Noncontrolling interests distributions	—	(4,244)
Financing costs	(1,337)	(265)
Net cash provided by financing activities	28,528	1,771
Net decrease in cash and cash equivalents	(3,439)	(12,609)
Cash and cash equivalents at beginning of year	17,036	29,645
Cash and cash equivalents at end of year	$13,597	$17,036

III

BUSINESS SEGMENTS
Stratus has four operating segments: Hotel, Entertainment, Real Estate Operations and Commercial Leasing.

The Hotel segment includes the W Austin Hotel located at the W Austin Hotel & Residences.

The Entertainment segment includes ACL Live, a live music and entertainment venue and production studio at the W Austin Hotel & Residences. In addition to hosting concerts and private events, this venue is the home of Austin City Limits, a television program showcasing popular music legends. The Entertainment segment also includes revenues and costs associated with events hosted at other venues, including 3TEN ACL Live, which opened in March 2016 on the site of the W Austin Hotel & Residences, and the results of the Stageside Productions joint venture with Pedernales Entertainment LLC.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed, under development and available for development), which consists of its properties in Austin, Texas (the Barton Creek community, the Circle C community, Lantana and the condominium units at the W Austin Hotel & Residences); in Lakeway, Texas (The Oaks at Lakeway) located in the greater Austin area; in Magnolia, Texas, located in the greater Houston area (Magnolia); and in Killeen, Texas (The West Killeen Market).

The Commercial Leasing segment includes the office and retail space at the W Austin Hotel & Residences, a retail building and a bank building in Barton Creek Village, The Oaks at Lakeway and the Santal multi-family project.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses primarily consist of employee salaries, wages and other costs, and beginning January 1, 2016, are managed on a consolidated basis and are not allocated to Stratus' operating segments. The segment disclosures for 2015 have been recast to be consistent with the presentation of general and administrative expenses in 2016. The following segment information reflects management determinations that may not be indicative of what actual financial performance of each segment would be if it were an independent entity.

Segment data presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Hotel	Entertainment	Real Estate Operations[a]	Commercial Leasing[b]	Eliminations and Other[c]	Total
Year Ended December 31, 2016:
Revenues:
Unaffiliated customers	$40,418	$19,522	$10,719	$9,682	$—	$80,341
Intersegment	309	183	31	767	(1,290)	—
Cost of sales, excluding depreciation	29,248	15,698	9,702	4,936	(666)	58,918
Depreciation	3,421	1,461	224	3,144	(168)	8,082
General and administrative expenses	—	—	—	—	12,164	12,164
Operating income (loss)	$8,058	$2,546	$824	$2,369	$(12,620)	$1,177
Capital expenditures[d]	$1,216	$217	$14,575	$26,782	$—	$42,790
Municipal utility districts (MUD) reimbursements	—	—	12,302	—	—	12,302
Total assets at December 31, 2016	104,087	37,692	176,163	120,394	13,839	452,175

IV

	Hotel	Entertainment	Real Estate Operations[a]	Commercial Leasing[b]	Eliminations and Other[c]	Total
Year Ended December 31, 2015:
Revenues:
Unaffiliated customers	$41,346	$19,607	$14,277	$5,641	$—	$80,871
Intersegment	305	193	66	538	(1,102)	—
Cost of sales, excluding depreciation	30,789	15,426	10,426	2,838	(411)	59,068
Depreciation	5,797	1,288	246	1,556	(144)	8,743
General and administrative expenses	—	—	—	—	8,057	8,057
Gain on sales of assets[e]	—	—	—	(20,729)	—	(20,729)
Operating income (loss)	$5,065	$3,086	$3,671	$22,514	$(8,604)	$25,732
Income from discontinued operations[f]	$—	$—	$—	$3,218	$—	$3,218
Capital expenditures[d]	1,023	128	26,237	54,027	—	81,415
MUD reimbursements	—	—	5,307	—	—	5,307
Total assets at December 31, 2015	109,562	42,125	205,735	61,371	11,312	430,105

a.	Includes sales commissions and other revenues together with related expenses.

b.	Includes the results of the Parkside Village and 5700 Slaughter commercial properties through July 2, 2015.

c.	Includes consolidated general and administrative expenses and eliminations of intersegment amounts.

d.	Also includes purchases and development of residential real estate held for sale.

e.	Represents gain on sales of Parkside Village and 5700 Slaughter.

f.	Represents a deferred gain, net of taxes, associated with the 2012 sale of 7500 Rialto that was recognized in 2015.

STRATUS PROPERTIES INC.
EBITDA
(In Thousands)

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the United States (U.S.)) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies' recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus' presentation of EBITDA affords them greater transparency in assessing our financial performance. This information differs from net (loss) income attributable to common stockholders determined in accordance with U.S. GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Following is a reconciliation of net (loss) income attributable to common stockholders to EBITDA (in thousands):

	Year Ended
	December 31,
	2016	2015
Net (loss) income attributable to common stockholders	$(5,999)	$12,177
Depreciation	8,082	8,743
Interest expense, net	9,408	4,065
(Benefit from)/Provision for income taxes	(2,779)	7,358	[a]
EBITDA	$8,712	$32,343
a. Includes tax provision of $1.8 million associated with a previously deferred gain on the 2012 sale of 7500 Rialto presented in discontinued operations.

V